EXHIBIT 99.1

PRESS RELEASE

VisualMED signs 3.4 million deal for private network to link private clinics and labs in Quebec

Shortage of facilities and a rapidly aging population drives adoption of new technology in the private sector

MONTREAL--(BUSINESS WIRE) April 10, 2006--VisualMED Clinical Solutions Corp. (the “Company”) (OTC BB: VMCS - News) announces today that it has entered into an agreement with Réseau Médical Numérique, a private consortium, to license its technology for the implementation of a unique interactive platform that connects General Practitioners and private nursing services to private laboratories, radiology centers, day surgery centers and home care service companies. The access to the system will be free of charge for physicians and will be available on a pay-per-use basis to businesses that provide services to these physicians. The deal is expected to be worth close to $3.4 M to the Company over the next two years in its first phase, and could be worth another $2 M in the subsequent phase.

”We are very encouraged by this deal, the second in less than a year for us in the emerging Canadian private sector,” says VisualMED Chairman Gerard Dab. “There have been other announcements of private initiatives in the healthcare sector elsewhere in Canada. We hope to see this trend continue to evolve positively.” Private healthcare operations are being planned at a rapid pace in Canada following the recent Supreme Court decisions allowing private insurance for private healthcare.

Private labs and clinics are high volume healthcare facilities with a client base that has been increasing steadily over the past decade, according to the latest demographic assessments of Canadian healthcare trends. ” We expect to gain significant increase in business from this network,” says M. Laurent Amram, President of Laboratoires CDL, leader in the Quebec private Lab industry. “It was our large investment in cutting edge technology that made us a Quebec leader and we see this project as a continuing opportunity to win an even larger share of the growing private healthcare market,“ concludes M. Amram.

Private clinics act as small hubs of medical activity that promote mini-healthcare networks at the local level. The referrals to specialists and private laboratory services that are generated by private clinics is the fastest growing segment of the healthcare business in Canada.

“Doctors are ready to use electronic systems, but need the training and the connection to do so,” says Dr. Claude Richard, Senior Consultant to the project, and one of Canada’s leading experts in Physician-patient communications. “This network will not only help GP’s efficiency but also lead to better patient care.”

The VisualMED software will power physician access to a healthcare informatics network, initially at the mini-regional level, and eventually across provincial and state jurisdictions. Access of this nature is very inexpensive, and can be installed very rapidly at this micro level.

This makes the system extremely attractive for all types of healthcare facilities, while having the potential to generate large aggregate revenues as part of a coherent network. “We are very encouraged by the potential of this project in Canada,” says M. John Geraci, a Miami-based financier whose company Meridian Structured Funding LLC is providing the financing for the project. ”We are pleased to have the opportunity to bring some of our expertise to bear on projects in Canada and hope this will be the first of many, concludes M. Geraci.

“Recent advances in technology has made interoperability concerns a thing of the past, and makes this project cost effective,” says information technology specialist Dr. George Engelberg, a consultant to VisualMED on this project.

Based on conservative estimates, at 15 cents per transaction, the private clinic network has the potential to generate between $20 - 35 million of business per year in the Province of Quebec and Eastern Canada.

The connectivity solutions that the VisualMED software can provide to local domestic healthcare networks are beginning to generate interest from European healthcare authorities. There is a new awareness that real-time information transfer between General Practitioners, local laboratories, and pharmacies, can improve practitioners’ performance, as well as the quality of care being provided.

Another important advantage is that the VisualMED software can now bring real-time information sharing between the point of care and the point of prescription, and laboratories, for the first time giving patients at private clinics the same advantages as those in hospitals where decision support software like VisualMED help provide better quality of care.

Clinics equipped with VisualMED will have access to the full range of computerized physician order entry functions, and when connected to labs and pharmacies will afford physicians the decision support safety network not heretofore available in the ambulatory setting.

About the Company

VisualMED Clinical Solutions Corp. is a leading provider of clinical informatics solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, a fully integrated Clinical Information System with decision support, is a core solution in the new agenda to promote greater patient safety and reduce the morbidity and mortality associated with medication error. The company is involved in major government initiatives on three continents to modernize hospitals and healthcare delivery.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.

Contact:

VisualMED Clinical Solutions Corp.

Barry Scharf, COO, 514-274-1115, Ext.108

www.visualmedsolutions.com

Source: VisualMED Clinical Solutions